Exhibit 16.1

March 24, 2004

Securities and Exchange Commission

Washington, DC  20549

Gentlemen:

I was previously the auditor for e-The Movie Network, Inc. and, under the date of March 11, 2003, I reported on the financial statements of e-The Movie Network, Inc. ("e-The Movie") as of December 31, 2002 and December 31, 2001 and for the year ended December 31, 2002 and for the period from inception (January 3, 2001) to December 31, 2001. On March 15, 2004, I notified the Company that I have resigned as its auditor for the year ending December 31, 2003. I have read e-The Movie Network's statements included under Item 4 of its Form 8-K dated March 23, 2004, and I agree with such statements.

Very truly yours,

/s/ LARRY WOLFE
Larry Wolfe Certified Public Accountant